Exhibit 10.1

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED

RECEIVABLES LOAN AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT (this “Amendment”) is dated as of August 3, 2021 and made effective as of June 30, 2021, by and among each of the financial institutions identified under the caption “Lenders” on the signature pages of this Amendment (including without limitation Liberty Bank in such capacity) (each, a “Lender” and collectively, “Lenders”), LIBERTY BANK, a Connecticut non-stock mutual savings bank, as administrative and collateral agent for Lenders (in such capacity, together with its successors in such capacity, “Agent”) and BLUEGREEN VACATIONS CORPORATION, a Florida corporation (“Borrower”).

BACKGROUND

A. Borrower, Agent and Lenders have previously entered into a Second Amended and Restated Receivables Loan Agreement dated March 12, 2018, as amended by that certain First Amendment to Second Amended and Restated Receivables Loan Agreement dated June 25, 2020 (the “First Amendment”) (collectively, as amended, and as it may be further amended, restated or supplemented from time to time, the “Loan Agreement”).

B. Borrower has requested and Agent and Lenders have agreed to amend the terms of the Loan Agreement subject to the terms and conditions set forth in this Amendment.
C. All capitalized terms not defined in this Amendment shall have the meanings set forth in the Loan Agreement.

NOW, THEREFORE, intending to be legally bound hereby and for other good and valuable consideration, the parties agree as follows:

1. Definitions. Each of the following defined terms as set forth in Section 1.1 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

Affiliate means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of the voting stock of such Person; or (c) for which five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person; provided,  however, that under no circumstances shall Borrower be deemed an Affiliate of any 5% or greater shareholder of Borrower or any Affiliate of such shareholder who is not a Direct Affiliate (as defined herein) of Borrower, nor shall any such shareholder or any Affiliate of such shareholder be deemed to be an Affiliate of Borrower.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this definition, any entity included in the Borrower’s GAAP consolidated financial statements shall be an Affiliate of Borrower (a “Direct Affiliate”).

Change of Control means the occurrence of any of the following events: (a) a change in ownership or control of Borrower effected through a transaction or series of transactions whereby any Person or group of Persons who are Affiliates directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934) of securities of Borrower possessing more than fifty percent (50%) of the total combined voting power of Borrower’s securities outstanding immediately after such acquisition, whether by means of a sale, merger, consolidation or otherwise or (b) any direct or indirect acquisition or purchase of over fifty percent (50%) in fair market value of the consolidated assets of Borrower and its Affiliates other than through the ordinary course of business of Borrower and its Affiliates; provided,  however, that a Change of Control shall not be deemed to occur upon (x) a change in ownership or control of Borrower effected through a transaction or series of transactions whereby Bluegreen Vacations Holding Corporation, Woodbridge Holdings Corporation or any Affiliate of the forgoing, directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934) of securities of Borrower possessing more than fifty percent (50%) of the total combined voting power of Borrower’s securities outstanding immediately after such acquisition, whether by means of a sale, merger, consolidation or otherwise, or (y) any direct or indirect acquisition or purchase of over fifty percent (50%) in fair market value of the consolidated assets of Borrower and its Affiliates by Bluegreen Vacations Holding Corporation, Woodbridge Holdings Corporation or any Affiliate of the forgoing.

Consumer Documents means, on or after the Final Rule Effective Date, the following documents used by Borrower in connection with the credit sale of Timeshare Interests:

(a)*Credit Report - *Note - After completion of the underwriting review of the Consumer Documents, the Credit Application will be removed from the Consumer Documents file and shredded or returned to Borrower, at Borrower’s request;

(b)Evidence of FICO Score (to the extent required under Section 22.3);

(c)Purchase Agreement (with Right of Rescission Notice);

(d)Deed;

(e)Mortgage;

(f)Note (or Lost Note Affidavit, if applicable);

(g)Servicing Disclosure Statement;

(h)Privacy Act Notice (if applicable);

(i)Certificate of Purchase of Owner Beneficiary Rights;

(j)Closing Disclosure; and

(k)Loan Estimate (to the extent required by Legal Requirements).

Force Majeure Loan means a Timeshare Loan in respect to which a natural disaster, pandemic, epidemic, act of terror or similar event has had a direct impact on the ability of the related Purchaser to make payments due to government shutdowns, home confinements, public health emergencies, or disruption of employment or to place of residence of such Purchaser, as determined by the Servicer in accordance with the servicing standards set forth in the Servicing Agreement and for which the Servicer has determined, in accordance with such standards, to defer loan payments no more than one time per disaster as to any Purchaser and for a period not to exceed two (2) months. At such time as a Purchaser under a Force Majeure Loan makes two (2) consecutive timely payments thereunder after the Servicer’s determination to defer payments, the related Timeshare Loan shall no longer be deemed a Force Majeure Loan.

Non-Conforming Timeshare Loan means a Timeshare Loan made by Borrower or an FBS Developer (and assigned by FBS Developer to Borrower)  to a Purchaser or Purchasers in connection with a Qualified Sale which is evidenced by a Qualified Note, secured by a Qualified Mortgage, and meets all of the criteria for a “Qualified Timeshare Loan” except that:

(a)The Purchaser’s FICO Score is less than 625; or

(b)Such Timeshare Loan, when added to the Qualified Timeshare Loans included as Lender Portfolio Timeshare Loans (excluding No-FICO Score Timeshare Loans and Non-Resident Timeshare Loans), would cause the weighted average FICO Score for all such Timeshare Loans to be less than 700 notwithstanding subsection (q) of the definition of “Qualified Timeshare Loan”; or

(c)Such Timeshare Loan, when added to the Qualified Timeshare Loans included as Lender Portfolio Timeshare Loans, would cause the weighted average interest rate for all such Timeshare Loans to be less than 13.5% per annum notwithstanding subsection (g) of the definition of “Qualified Timeshare Loan”; or

(d)Such Timeshare Loan, when added to the Qualified Timeshare Loans included as Lender Portfolio Timeshare Loans, would cause the outstanding principal balance of all such Timeshare Loans which consisted of Non-Resident Timeshare Loans or No-FICO Score Timeshare Loans to exceed ten percent (10%) of the aggregate outstanding balance of all Qualified Timeshare Loans, notwithstanding the applicable sublimits for Qualified Timeshare Loans set forth in Subsections 2.2(e)(i) and (iii).

In addition, a “Non-Conforming Timeshare Loan” must also meet the following criteria: (i) the minimum weighted average number of payments made under all such Timeshare Loans shall be at least twenty-four (24); (ii) the Purchaser under each such Timeshare Loan shall have made at least one (1) payment of principal and interest under such Timeshare Loan; and (iii) the minimum weighted FICO Score shall be at least 600.

Qualified Sale means a credit sale of a Timeshare Interest to a Purchaser, which is made by Borrower or its Affiliates or an FBS Developer (and assigned by FBS Developer to Borrower) in the ordinary course of its business and is consummated in compliance with all applicable Legal Requirements and in connection with which the Purchaser has made a down payment by cash, check or credit card or otherwise of at least ten percent (10%) of the Sales Price (which down payment may, (i) in the case of an Upgraded Note Receivable, conversion in connection with an Introductory Loan, or a former NELO Loan, be represented in part or in whole by the principal payments and down payment made on, as applicable, such related Original Note, the Qualified Note relating to the former NELO Loan, the related Introductory Loan or the related Timeshare Interest, since its date of origination, or (ii) in the case of an Upgrade or a conversion in connection with an Introductory Product, be represented in whole or in part by the amount paid where the Purchaser has paid in full, whether at the point of sale or otherwise, for the original Timeshare Interest or Introductory Product, as applicable).

Qualified Timeshare Loan means each Timeshare Loan made by Borrower or FBS Developer (and assigned by FBS Developer to Borrower) to a Purchaser or Purchasers in connection with a Qualified Sale which is evidenced by a Qualified Note, secured by a Qualified Mortgage and which meets the following criteria:

(a) The Timeshare Loan is evidenced by a Qualified Note, Qualified Mortgage, Purchase Agreement and such other Consumer Documents which have been, as applicable, executed in connection with the credit purchase and sale of a Timeshare Interest;

(b) The Timeshare Loan has an original maturity date of one hundred twenty (120) months or less, payable in equal monthly installments of principal and interest, with the first installment due and payable not more than forty-five (45) days after the date on which Agent has first advanced funds based upon the collateral assignment of such Timeshare Loan;

(c) Purposely Omitted;
(d) The Timeshare Loan is not a Delinquent Loan;
(e) The Timeshare Loan is not more than thirty (30) days past due at the time of the initial Advance against such Timeshare Loan;
(f) There has been no default on the Timeshare Loan by the Purchaser;

(g) Other than with respect to the effect of the application of the Service Member’s Civil Relief Act on Lender Portfolio Timeshare Loans, the annual rate of interest applied to the unpaid principal balance of the applicable Note is at least equal to a fixed rate of 9.99% per annum and the weighted average interest rate for all of the Lender Portfolio Timeshare Loans is at least equal to 13.5% per annum;

(h) The Purchaser has no claim of any defense, setoff or counterclaim to the applicable Timeshare Loan;

(i) The Timeshare Loan represents the balance of the Sales Price and the Purchaser is not, and no payment of a sum due under the Timeshare Loan has been made by, an Affiliate, or an officer, director, agent, employee, principal, broker, creditor (or relative thereof) of any other Person related to or an Affiliate of Borrower;

(j) The Consumer Documents and all other aspects of the related transaction comply with all Legal Requirements;

(k) The payment to be received is payable in United States dollars;

(l) Each Purchase Agreement, Note, Mortgage and related Consumer Document has been duly executed, as applicable, by or on behalf of all Persons having a beneficial ownership interest in the Timeshare Interest;

(m) The Unit in which the applicable Timeshare Interest financed by the Timeshare Loan is situate: (i) has been completed in compliance with all Legal Requirements, is currently served by all required utilities, is fully furnished and ready for use; provided,  however, Units may be subject to renovations for improvements from time to time, provided that, a “One-to-One Owner Beneficiary to Accommodation Ratio” (as defined in the Trust Agreement) is maintained in accordance with the Trust Agreement and applicable Legal Requirements and Borrower provides evidence of the same to Agent upon Agent’s request; (ii) is covered by a valid certificate of occupancy (or its equivalent) duly issued; (iii) is subject to the terms of the Declaration for the applicable Project; and (iv) has been developed to the specifications provided for in the applicable Purchase Agreement.  All furnishings (including appliances) within the Unit have been or will be fully paid for and are free and clear of any lien or other interest by any third party prior to dedication to the governing timeshare regime, except for any furniture leases which contain non-disturbance provisions acceptable to Agent;

(n) The Unit in which the applicable Timeshare Interest financed by the Timeshare Loan is situate has had all taxes, Assessments, penalties and fees related thereto paid when due;
(o) Any and all applicable rescission periods have expired;

(p) The Purchaser’s FICO Score (if more than one Purchaser: i) if all Purchasers have a FICO Score, the highest FICO Score will be submitted to Agent and used for this calculation, and ii) if a FICO Score is not available for certain of the Purchasers, the highest FICO Score of the remaining Purchasers will be submitted to Agent and used for this calculation) shall not be less than 625, subject to the exceptions provided in Sections 2.2(e)(i) and 2.2(e)(iii);

(q) The weighted average FICO Score for all Qualified Timeshare Loans included in the Lender Portfolio Timeshare Loans (excluding No-FICO Score Timeshare Loans and Non-Resident Timeshare Loans) shall not be less than 700;

(r) The Purchaser is a resident of the United States or Canada, subject to the exception provided in Section 2.2 (e)(i);

(s) The lien of the Mortgage securing the Note is a perfected first priority purchase money mortgage which may be assigned of record to Agent, for the benefit of Lenders, (or is being assigned to Agent, for the benefit of Lenders, in accordance with this Agreement,  as applicable) and is or will be fully insured by a Title Insurance Policy in the amount of the Timeshare Loan, which policy is endorsed to Agent, for the benefit of Lenders, and its successors and assigns or insured in the name of Borrower and collaterally assigned to Agent, for the benefit of Lenders, and its successors and assigns;

(t) All representations, warranties and covenants regarding such Timeshare Loans and the Consumer Documents related thereto and the matters related thereto as set forth in Section 10 and elsewhere in this Agreement are accurate and Borrower shall have performed all of its obligations with respect thereto;

(u) Agent and/or Lenders have a valid, perfected first priority lien against and security interest in the Note and the related Consumer Documents (which in the case of the Consumer Documents may be subject to a Permitted Encumbrance) and all payments to be made thereunder;

(v) The total maximum remaining principal balance of all Timeshare Loans outstanding to any one Purchaser or Affiliates of such Purchaser (and assigned to Agent, for the benefit of Lenders, hereunder) shall not exceed $75,000 in the aggregate;

(w) The payment terms of such Timeshare Loan have not been amended in any way, including any revisions to the payment provisions to cure any defaults or delinquencies, except in the case of a Permitted Modification or unless otherwise agreed to by Agent in writing at its sole discretion.  If an otherwise Qualified Timeshare Loan is amended to cure a delinquency without Agent’s agreement, such Timeshare Loan shall be deemed a Delinquent Loan;

(x) There has been no increase to the applicable interest rate payable on the Timeshare Loan as the result of the termination of any automatic payment option, unless all disclosures required under applicable law for such increase have been properly given by Borrower or its Affiliates to Purchaser;

(y) The Purchaser is not a “blocked person”, as defined in the Patriot Act Certificate and Agreement; and

(z)The Unit in which the applicable Timeshare Interest financed by the Timeshare Loan is situate in a Unit (i) comprising part of a Primary Project, or (ii) comprising part of a Non-Primary Project subject to the Non-Primary Project Timeshare Loans sublimit of 35% as set forth in Section 2.2(e)(iv).

Receivables Loan Advance Period means the period of time commencing on July 1, 2021 through and including June 30, 2024.

Receivables Loan Interest Rate means until the occurrence of an Event of Default:

From July 1, 2021 through and including July 31, 2021, at a yearly rate which is equal to the WSJ Prime Rate in effect on July 1, 2021, minus 0.50% per annum, provided that, in no event shall the interest rate on the Receivables Loan be less than 3.00% per annum.

On each WSJ Prime Rate Adjustment Date commencing after July 31, 2021, the yearly rate at which interest shall be payable on the unpaid principal balance of the Receivables Loan shall be, as applicable, increased or decreased to a rate which is equal to the WSJ Prime Rate in effect on the WSJ Prime Rate Determination Date, minus 0.50% per annum, provided that, in no event shall the interest rate on the Receivables Loan be less than 3.00% per annum.

Receivables Loan Maturity Date means June 30, 2026.

Title Company means a title insurance company selected by Borrower in its reasonable discretion which is authorized and duly licensed to carry on a title insurance business in the state in which the applicable Project is located.”

2. Receivables Loan Interest Rate.  Borrower and Lender acknowledge and agree that any and all Advances previously extended to Borrower prior to the date hereof under the Receivables Loan and currently outstanding against (i) Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent, for the benefit of Lenders, and (ii) Non-Conforming Timeshare Loans included within the Lender Portfolio Timeshare Loans, including any Supplemental Advances previously made, shall continue to accrue interest at the “Receivables Loan Interest Rate” as provided under the First Amendment (i.e. the WSJ Prime Rate, minus 0.10% per annum, provided that, in no event shall the interest rate on the Receivables Loan be less than 3.40% per annum).  Borrower and Lender acknowledge and agree that any and all Advances extended to Borrower on or after the date hereof under the Receivables Loan against (i) Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent, for the benefit of Lenders, and (ii) Non-Conforming Timeshare Loans included within the Lender Portfolio Timeshare Loans, including any Supplemental Advances, shall accrue interest at the “Receivables Loan Interest Rate” as amended as provided in Paragraph  1 above.

Notwithstanding the foregoing, Borrower and Lender acknowledge and agree that if Lenders, for the period on or after the date hereof through and including December 15, 2021, make Advances under the Receivables Loan to Borrower in an aggregate amount of not less than $15,000,000, the “Receivables Loan Interest Rate” for any and all Advances under the Loan Agreement whether previously, now or hereafter existing under the Receivables Loan against (i) Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent, for the benefit of Lenders, and (ii) Non-Conforming Timeshare Loans included within the Lender Portfolio Timeshare Loans, including any Supplemental Advances previously, now or hereafter made, will accrue interest at the “Receivables Loan Interest Rate” as provided in this Amendment.

3. Loan Amount. Section 2.1 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“2.1 Loan Amount.  Subject to the other provisions and conditions of this Agreement, each Lender (severally, but not jointly) agrees, from time to time during the Receivables Loan Advance Period, to make its Pro Rata Share of Advances under the Receivables Loan to Borrower in amounts equal to the lesser of: (a) the sum of (i) eighty-five percent (85%) of the unpaid principal balance of Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent, for the benefit of Lenders, in connection with such requested Advance, plus (ii) seventy percent (70%) of the unpaid principal balance of Non-Conforming Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent, for the benefit of Lenders, in connection with such requested Advance, or (b) the Maximum Receivables Loan Amount.

Notwithstanding anything to the contrary contained herein, at no time shall Agent or any Lender be required to make additional Advances to Borrower pursuant to the terms and conditions of this Agreement if, after giving effect to any such Advance, the result is that (i) the aggregate outstanding principal balance of the Receivables Loan based on Advances supported by Non-Conforming Timeshare Loans exceeds Five Million Dollars ($5,000,000.00), (ii) the aggregate outstanding principal balance of the Receivables Loan exceeds the Maximum Receivables Loan Amount, or (iii) the aggregate outstanding principal balance of the Receivables Loan owed to any Lender (or its participant), exceeds such Lender’s Commitment Amount.”

4. Advances/Low Fico Score Timeshare Loans. Borrower, Agent and Lenders acknowledge and agree that Section 2.2 (e)(ii) of the Loan Agreement shall be and is hereby deleted in its entirety and shall be of no further force or effect after the date hereof.  Borrower, Agent and Lenders further acknowledge and agree that any and all Qualified Timeshare Loans that otherwise satisfy the criteria of “Low FICO Score Timeshare Loans” which are included as Lender Portfolio Timeshare Loans as of the date hereof shall be deemed to be “Non-Conforming Timeshare Loans” for purposes of calculating the borrowing base formula and availability of Borrower thereunder.  As of the date hereof and at all times hereafter, any and all Qualified Timeshare Loans that would otherwise satisfy the criteria of a “Low FICO Score Timeshare Loan” must satisfy the criteria of a “Non-Conforming Timeshare Loan” to be included as a Lender Portfolio Timeshare Loan for purposes of calculating the borrowing base formula and availability of Borrower to request an Advance under the Loan Agreement.  Section 2.2 (e)(ii) of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“(ii) [Intentionally Omitted]”

The last paragraph of Section 2.2 (e) of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“If the percentage limitations described in subsections (i), (iii) and (iv) above are exceeded, the excess amount of such Non-Resident Timeshare Loans, No-FICO Score Timeshare Loans and Non-Primary Project Timeshare Loans in the Lender Portfolio Timeshare Loans, shall not be deemed to be Qualified Timeshare Loans. In addition, in the event that the weighted average FICO Score for all of the Qualified Timeshare Loans (excluding No-FICO Score Timeshare Loans and Non-Resident Timeshare Loans) is less than 700, Agent may exclude from the category of Qualified Timeshare Loan any Timeshare Loans with a FICO Score below 700 as may be necessary to result in compliance with such weighted average FICO Score requirement. In addition, in the event that the weighted average interest rate for all of the Qualified Timeshare Loans is less than 13.5% per annum, Agent may exclude from the category of Qualified Timeshare Loans any Timeshare Loans with interest rates below 13.5% per annum as may be necessary to result in compliance with such 13.5% per annum minimum weighted average interest rate requirement. In addition, if the dollar limitation described in subsection (vii) above is exceeded, the excess amount of such NELO Loans in the Lender Portfolio Timeshare Loans, shall not be deemed to be Qualified Timeshare Loans.”

5. Supplementary Advances. Section 2.5 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“2.5 Supplementary Advances.  In the event that the outstanding principal balance of the Receivables Loan is less than (a) 85% of the outstanding principal balance of all Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans, and (b) 70% of the outstanding principal balance of all Non-Conforming Timeshare Loans included within the Lender Portfolio Timeshare Loans, then Borrower may request supplementary Advances in an amount equal to such 85% and/or 70% limitation, as applicable, provided that (x) Borrower submits to Agent a Request for Supplementary Advance in the form attached hereto as Exhibit

G, (y) Borrower is in compliance with Section 6.2, and (z) Agent and Lenders shall have no obligation to make such supplementary Advances (i) more often than once every calendar month, (ii) in an amount less than $100,000.00, (iii) after the expiration of the Receivables Loan Advance Period, (iv) after the occurrence but only during the continuance of an Incipient Default or an Event of Default, (v) which would cause the aggregate balances of all outstanding Advances to exceed the Maximum Receivables Loan Amount, or (vi) which would result in a violation of any of the limitations set forth in Section 2.2.”

6. Loan Balance Fee. Section 5.4 of the Loan Agreement, shall be and is hereby amended and restated to read, in its entirety, as follows:

“5.4 Loan Balance Fee.  Borrower agrees to pay to Agent, for the benefit of Lenders, an annual fee (the “Loan Balance Fee”) calculated following the expiration of each Loan Year. The twelve (12) month period for such calculation shall begin on July 1, 2021 and for each one (1) year period thereafter. The Loan Balance Fee shall be fully earned as of the beginning of such twelve (12) month period and be due and payable on or before the date that is fifteen (15) days following the end of such twelve (12) month period (for purposes of clarification, the Loan Balance Fee will be due no later than July 15, 2022 for the period commencing July 1, 2021 through and including June 30, 2022). Any Loan Balance Fee owed for a stub period not specifically set forth herein will be due no later than fifteen (15) days after expiration of such applicable stub period and prorated by multiplying the Loan Balance Fee owed (as shown on the chart below) by a fraction the numerator of which is equal to the number of days elapsed for such stub period in such calendar year and the denominator of which is equal to 365. For each twelve (12) month period commencing July 1, 2021 and continuing thereafter through June 30, 2024, and any subsequent partial year period thereafter through and including the expiration of the Loan Advance period, the Loan Balance Fee shall be calculated on a twelve (12) month basis (and pro-rated, as applicable, for any partial calendar year basis) as provided below:

Average Daily Balance of Receivables Loan for the Preceding 12-Month Period:	Annual Loan Balance Fee:

Less than $30,000,000.00	0.25% of the difference between the Average Daily Balance for the Preceding 12-Month Period and the Maximum Receivables Loan Amount
Greater than or equal to $30,000,000.00	$0.00

7. Additional Mandatory Payments. Section 6.2 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“6.2 Additional Mandatory Payments.  Notwithstanding the foregoing, if at any time the aggregate outstanding principal amount of the Receivables Loan outstanding is greater than (a) the sum of: (i) eighty-five percent (85%) multiplied by the remaining principal payments due under Qualified Timeshare Loans comprising the Lender Portfolio Timeshare Loans, plus (ii) seventy percent (70%) multiplied by the remaining principal payments due under Non-Conforming Timeshare Loans comprising the Lender Portfolio Timeshare Loans, or (b) any other restriction or limitation set forth in this Agreement, including without limitation, those set forth in Section 2.2, then within twenty (20) days after notice to Borrower, Borrower agrees to either (a) at Borrower’s sole option (i) prepay (without prepayment premium or penalty) an amount equal to such difference together with accrued interest thereon, or (ii) pledge additional Qualified Timeshare Loans or Non-Conforming Timeshare Loans, as applicable, as part of the Lender Portfolio Timeshare Loans in an amount sufficient to cure the deficiency, or (b) if requested by Borrower, at Agent’s sole option, prepay (without prepayment premium or penalty), in part, and pledge additional Qualified Timeshare Loans or Non-Conforming Timeshare Loans, in part, in a total amount sufficient to cure the deficiency.

Further notwithstanding the foregoing, if at any time (a) the aggregate outstanding principal amount of that portion of the Receivables Loan advanced against Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans outstanding is greater than eighty-five percent (85%) multiplied by the remaining principal payments due under Qualified Timeshare Loans comprising the Lender Portfolio Timeshare Loans, or (b) the aggregate outstanding principal amount of that portion of the Receivables Loan advanced against Non-Conforming Timeshare Loans included within the Lender Portfolio Timeshare Loans outstanding is greater than seventy percent (70%) multiplied by the remaining principal payments due under Non-Conforming Timeshare Loans comprising the Lender Portfolio Timeshare Loans, then Borrower acknowledges and agrees that Agent will cure such deficiency by reallocating the amount advanced against Qualified Timeshare Loans or Non-Conforming Timeshare Loans to various components of the borrowing base formula to address such shortfall, if available.

For purposes of calculating required payments under this section, any Delinquent Loans or Timeshare Loans described in Sections 12.1(a), (b) and (c) shall not be deemed to be Qualified Timeshare Loans or Non-Conforming Timeshare Loans.”

8. Prepayments. Section 6.6 of the Loan Agreement, shall be and is hereby amended and restated to read, in its entirety, as follows:

“6.6 Prepayments.  Except as otherwise provided herein, Borrower may not prepay any of the principal balance of the Receivables Loan during the Receivables Loan Advance Period. After the end of the Receivables Loan Advance Period, Borrower may prepay all or any part of the principal balance of the Receivables Loan following delivery of not less than thirty (30) days’ prior written notice to Agent and upon payment of the applicable fee to Agent, for the benefit of Lenders, as set forth below. Any prepayment shall not relieve Borrower of its obligation to make all regularly scheduled payments hereunder. The following prepayment fees on the Receivables Loan shall be payable:

(a) Each prepayment made in the first Loan Year after the Receivables Loan Advance Period shall be accompanied by a prepayment fee equal to 2% of the principal amount prepaid;

(b) Each prepayment made in the second Loan Year after the Receivables Loan Advance Period shall be accompanied by a prepayment fee equal to 1% of the principal amount prepaid; provided however, any prepayment made within six (6) months prior to the Receivables Loan Maturity Date shall not require any prepayment fee, provided that, such prepayment is made in full and not it part; and

(c) Any prepayment made after the second Loan Year shall not require any prepayment fee.

In the event that Agent or any Lender voluntarily agrees to accept a prepayment prior to the end of the Receivables Loan Advance Period or is compelled to accept a prepayment prior to the end of the Receivables Loan Advance Period, Borrower agrees to pay to Agent, for the benefit of Lenders, a prepayment fee equal to 5% of the amount prepaid.

In the event Agent or any Lender exercises its right to accelerate payments under the Receivables Loan following an Event of Default or otherwise, any tender of payment of the amount necessary to repay all or part of the

Receivables Loan made thereafter at any time by Borrower, its successors or assigns or by anyone on behalf of Borrower shall be deemed to be a voluntary prepayment and in connection therewith Agent and Lenders shall be entitled to receive the fee required to be paid under the foregoing prepayment restrictions.

Borrower shall be entitled to prepay the balance of the Receivables Loan to the extent such prepayment results from a shortfall in sums received from Purchasers under Lender Portfolio Timeshare Loans and to the extent such prepayment results from a formerly Qualified Timeshare Loan no longer being deemed “Qualified” or a formerly Non-Conforming Timeshare Loan no longer meeting the criteria for a Non-Conforming Timeshare Loan, Borrower shall not be liable to pay a prepayment fee resulting from payments described in the immediately preceding sentence, unless Borrower has solicited accelerated payments from Purchasers.

Borrower shall also be entitled to prepay the balance of the Receivables Loan, without any prepayment fee, to the extent such prepayment results from a Timeshare Loan being removed from the Lender Portfolio Timeshare Loans due to a refinance of the Note related thereto resulting from an upgrade by a Purchaser.

The prepayment fees shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such prepayment and Borrower agrees that such prepayment fees are reasonable under the circumstances currently existing. The prepayment fees provided for in this Section shall be deemed included in the Obligations and shall be secured by the Collateral.

Notwithstanding anything to the contrary set forth in this Section 6.6, Borrower may prepay a portion of the outstanding principal balance of the Receivables Loan by a single prepayment each calendar year (beginning in 2021 and continuing each year thereafter so long as the Receivables Loan Advance Period has not expired) for the purpose of a receivables securitization or similar conduit transaction, subject to the following terms and conditions:

(a)at no time will the unpaid principal balance of the Receivables Loan be less than $10,000,000.00 after such partial prepayment unless the Receivables Loan Advance Period has then expired;

(b)if the unpaid principal balance of the Receivables Loan is less than $10,000,000.00 due to subsequent amortization following any such partial prepayment during the Receivables Loan Advance Period, Borrower will within ninety (90) days request the necessary Advance(s) under the

Receivables Loan to restore such unpaid principal balance of the Receivables Loan to an amount not less than $10,000,000.00;

(c)if Borrower does not restore such unpaid principal balance within such ninety (90) day period, such failure shall not constitute an Incipient Default or an Event of Default, but the Loan Balance Fee due for that Loan Year shall be equal to Two-Hundred Thousand Dollars ($200,000.00);

(d)the partial prepayment may occur only one (1) time in each calendar year beginning in calendar year 2021 and after thirty (30) days prior notice from Borrower to Agent of Borrower’s intent to make such partial prepayment; and

(e)the portfolio characteristics of the remaining pledged Collateral of the Qualified Timeshare Loans (i.e. weighted average FICO score, average balance, WAC, etc.) must be substantially similar to those characteristics in existence for such Qualified Timeshare Loans immediately prior to such partial prepayment (except for a reduction in the down payment or paid-in-equity due to NELO Loans).

Borrower agrees that Agent will have the right of first refusal with respect to the financing of Timeshare Loans included in the Lender Portfolio Timeshare Loans that did not qualify for such receivables securitization or similar conduit transaction.

9. Servicer.  Section 7.4 of the Loan Agreement shall be and is hereby amended to provide that Concord Servicing Corporation is no longer required to be engaged as a “warm” back-up servicer to take over as servicer.

10. Custodial Agreement. Section 7.5 of the Loan Agreement, shall be and is hereby amended and restated to read, in its entirety, as follows:

“7.5Custodial Agreement.  The Loan Files related to the Lender Portfolio Timeshare Loans shall be held for the benefit of Agent and Lenders by U.S. Bank National Association or another entity approved by Agent (“Custodian”) pursuant to the provisions of that certain Second Amended and Restated Custodial Agreement among Agent, Borrower and Custodian dated on or about July 30, 2021, (as amended, the “Custodial Agreement”).  At any time after Custodian shall fail to keep and perform its obligations under the Custodial Agreement to the reasonable satisfaction of Agent, Agent may terminate such agreement in accordance with the terms of such Custodial Agreement.”

11. Release. Section 7.10 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“7.10 Release.  In the event of (i) a partial prepayment of the Receivables Loan subject to the terms and conditions set forth in Section 6.6 of this Agreement, or (ii) a prepayment in full of the Receivables Loan and termination of this Agreement and the other Loan Documents, Agent shall release its security interest and assign or deliver to Borrower such Timeshare Loans, Notes, Mortgages and other related Collateral assigned to Agent, for the benefit of Lenders, under this Agreement or the other Loan Documents, provided that, if such prepayment is a partial prepayment of the Receivables Loan permitted under Section 6.6 of this Agreement, Agent and Borrower shall mutually agree as to the collateral pool to be released, so that (i) the quality and nature of the Timeshare Loans, Notes, Mortgages and other related Collateral from a credit underwriting standard after such release is materially consistent (other than seasoning) with the quality and nature of the Timeshare Loans, Notes, Mortgages and other related Collateral from the credit underwriting standard that existed immediately prior to such partial prepayment and release, (ii) Borrower maintains the borrowing base formula set forth in Section 2.1 of this Agreement equal to the sum of (a) eighty-five percent (85%) of the unpaid principal balance of Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent in connection with prior Advances, plus (b) seventy percent (70%) of the unpaid principal balance of Non-Conforming Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent in connection with prior Advances, and (iii) no Default or Event of Default will result from such release. All releases by Agent to Borrower shall be (a) in form reasonably satisfactory to Agent, and (b) at the Borrower’s cost and expense.”

12. Litigation. Section 8.6 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“8.6Litigation.  Except as set forth on the most recent SEC filings in respect of Borrower, there are no actions or proceedings pending or to the best of Borrower’s knowledge, threatened, against or affecting any Project, the Collateral, Borrower, or its properties, at law or in equity before any court or before any governmental or regulatory authority or agency, arbitration board or other tribunal, which would reasonably be expected to result in a Material Adverse Change.  Neither Borrower nor any Affiliate of Borrower has received any written notice from any court, governmental authority or other tribunal alleging that Borrower, any Affiliate of Borrower or any Project has violated in any material respect the Timeshare Act, any of the rules or regulations thereunder, the Declarations or any other applicable Legal Requirements, agreements or arrangements, in a manner which would reasonably be expected to result in a Material Adverse Change.”

13. Financial Statements. Paragraph (a) of Section 8.11 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“(a)The audited financial statements of Borrower for the fiscal year ended December 31, 2020 and the interim financial statements of Borrower for the fiscal quarter ended March  31, 2021, copies of which have been furnished to Agent directly or via the SEC Filings of Borrower, have been prepared on a consolidated basis, are complete and correct and fairly present the financial condition of Borrower and its subsidiaries as at such date and the results of the operations of Borrower and its subsidiaries for the periods covered by such statements, all in accordance with GAAP.”

14. Condition of Project. Section 9.12 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“9.12Condition of Project.  None of the Primary Projects and, to the best of Borrower’s knowledge, none of the Non-Primary Projects are now damaged nor injured as a result of any fire, explosion, accident, flood or other casualty, where the risk of loss is not otherwise covered by insurance or exceeds 5% of the aggregate Receivables included in the Borrowing Base, subject to reasonable deductibles and not otherwise repaired, unless otherwise notified and approved by Agent.”

15. Sale of Timeshare Interests.  Section 9.9 of the Loan Agreement shall be and is hereby amended to delete the reference to Schedule 9.9 which schedule is hereby deleted from the Loan Agreement in its entirety.

16. Delinquent Loans. Section 12.1 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“12.1 Delinquent Loans.  Borrower shall pay to Agent, for the benefit of Lenders to be applied against the outstanding principal balance on the Receivables Loan, an amount equal to 85% of the then unpaid principal balance of any Timeshare Loan (or 70% of the then unpaid principal balance of such Timeshare Loan if it is a Non-Conforming Timeshare Loan) comprising part of the Lender Portfolio Timeshare Loans (without prepayment penalty or premium) in the event that: (a) such Timeshare Loan becomes a Delinquent Loan, (b) any applicable representation or warranty set forth at Sections 9 or 10 or elsewhere herein proves false with respect to such Timeshare Loan, or (c) Borrower shall fail to deliver a Title Insurance Policy, as required by Section 23.2 with respect to such Timeshare Loan. With respect to a Delinquent Loan, such payment shall be made on or before the thirtieth (30th) day after such Timeshare Loan has become a Delinquent Loan, computed without reference to any notice or grace period. With respect to a Timeshare Loan in respect of which a representation or warranty proves or becomes false or which Borrower is obligated to pay under subsection 12.1(c), such payment shall be made within thirty (30) days after Borrower becomes aware of such false representation or warranty, failure to confirm or failure to deliver, by receipt of notice from Agent or otherwise. Other than in connection with Permitted Modifications, Borrower may not cure any actual or anticipated delinquency of any Lender Portfolio Timeshare Loan by revising, rewriting or recasting the payment terms of such Timeshare Loan unless otherwise agreed to by Lender in writing in its sole discretion. If a Qualified Timeshare Loan or Non-Conforming Timeshare Loan is amended to cure a delinquency without Lender’s agreement, such Timeshare Loan shall be deemed a Delinquent Loan. In the event that the then outstanding principal balance of the Receivables Loan is less than 85% of the aggregate outstanding principal balances of the Timeshare Loans (or 70% of the aggregate outstanding principal balances of Timeshare Loans constituting Non-Conforming Timeshare Loans, as applicable) then comprising the Lender Portfolio Timeshare Loans (after removal of the applicable Delinquent Loans and Timeshare Loans described in subsection 12.1(c)), except to the extent Borrower has pledged additional Qualified Timeshare Loans or Non-Conforming Timeshare Loans for such Delinquent Loans, Agent, at its sole discretion, may waive the prepayment requirement set forth in the first sentence of this Section 12.1.”

17. Inspections. Section 14.7 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“14.7 Inspections. Subject to applicable Legal Requirements and Governing Documents, including, without limitation, applicable Declarations, Borrower or its Affiliates shall permit and cause the Associations to permit employees or agents of Agent and Lenders, from time to time, as required by Agent or any Lender, to (a) inspect the Projects, the unoccupied Units and Borrower’s other properties; provided, however, absent an Incipient Default or an Event of Default, such inspections shall be limited to once per calendar year and Borrower shall not be charged for such site inspections in an amount greater than $5,000.00 per calendar year, and (b) examine or audit Borrower’s and the Associations books, accounts and records and to make copies and memoranda thereof; provided, however, absent an Incipient Default or an Event of Default, such examinations and audits shall be limited to twice per calendar year; and provided, further, following receipt of an annually updated third-party servicing report satisfactory to Lender and at the Lender’s sole discretion, absent an Incipient Default or an Event of Default, such examinations and audits shall be limited to once per calendar year.  Each inspection, examination and audit, together with any inspections, examinations or audits performed after the occurrence of an Incipient Default or an Event of Default, shall be at the expense of Borrower, including without limitation, reasonable costs of travel, lodging and meals.  Lender or Agent, as applicable, shall bear the expense of any such inspection, examination or audit which is performed more than as set forth in clause (a) or (b) above, as applicable, and which is performed in the absence of the occurrence of an Incipient Default or an Event of Default.”

18. Annual Financial Statements. Section 17.2 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“17.2Annual Financial Statements.  Borrower shall deliver to Agent, as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year:

(a)The consolidated income and owner’s equity statements of Borrower, for such fiscal year,

(b)The consolidated balance sheets of Borrower as at the end of such fiscal year, and

(c)The consolidated audited statements of cash flow of Borrower for such fiscal year;

setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail, including all supporting schedules and comments.  Such statements shall be prepared in accordance with GAAP.  Such statements shall be audited by an independent certified public accountant of recognized standing acceptable to Agent with respect to which such accountants shall deliver their unqualified opinion.  The independent certified public accountants auditing such statements as of the Closing Date shall be deemed acceptable to Agent.  Such statements will be certified by the chief financial officer or the equivalent of Borrower to be accurate.”

19. Quarterly Financial Statements. Borrower shall deliver to Agent, as soon as available and in any event within sixty (60) days after the end of each calendar quarter except for year-end:

(a)The internally prepared consolidated income statement of Borrower for such quarter,

(b)The internally prepared consolidated balance sheets of Borrower for such quarter, and

(c)The internally prepared consolidated statements of cash flow for Borrower for such quarter;

on a quarter-to-date and year-to-date cumulative basis, and setting forth in comparative form the corresponding figures as at the end of the corresponding quarter of Borrower’s prior year, all in reasonable detail, and certified by the chief financial officer of Borrower to be accurate and to have been prepared in accordance with GAAP.

20. Filings. Paragraph (a) of Section 17.5 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“(a)Upon the request of Agent after its filing, Borrower shall deliver to Agent the following:  (i) a copy of Borrower’s most current quarterly financial statements certified by the chief financial officer of Borrower to fairly present the financial condition of Borrower on a fully consolidated basis as at the end of such fiscal quarter and the results of the operations of Borrower on a fully consolidated basis for the period ending on such date; and (ii) copies of any and all other financial reports and corrections thereto.”

21. Notices. The contact information for Notices under Section 29.1 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

If to Agent:	Liberty Bank 315 Main Street Middletown, CT 06457 Attention: Jason M. Gordon, Vice President Telephone No.: (860) 638-2921 Email: jgordon@liberty-bank.com
If to Borrower:

Bluegreen Vacations Corporation

4960 Conference Way North, Suite 100

Boca Raton,  Florida 33431

Attention:  Raymond S. Lopez, Executive Vice President, COO, CFO and Treasurer

Telephone No.: (561) 443-8616

Email:  ray.lopez@bluegreenvacations.com

With courtesy copies to: If to Lender:

Bluegreen Vacations Corporation

4960 Conference Way North, Suite 100

Boca Raton,  Florida 33431

Attention:  Chief Legal and Compliance Counsel

Telephone No.: (561) 912-8007

Email: jorgedelaosa@bluegreenvacations.com

At the address provided for such Lender

on its signature page hereto

Borrower’s Representative.  The contact information for Notices under Section 29.2 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

Raymond S. Lopez, Executive Vice President, COO, CFO and Treasurer

Bluegreen Vacations Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida  33431

Telephone No.: (561) 443-8616

Email:  ray.lopez@bluegreenvacations.com

Paul Humphrey, Senior Vice President, Finance and Capital Markets

Bluegreen Vacations Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida  33431

Telephone No.: (561) 443-8876

Email: paul.humphrey@bluegreenvacations.com

22. Delivery of Documents.  Notwithstanding anything to the contrary provided therein, the Loan Agreement shall be and is hereby amended to provide that the following shall be required to be physically delivered to Lender and Agent prior to and in connection with each Receivables Loan Advance (the following, collectively, the “Custodian Deliverables”):

1.	Primary Consumer Documents shall mean:
a.	Deed (Copy),
b.	Credit Report (with Evidence of FICO Score), to the extent required,
c.	Note (Original)
d.	Endorsement to Lender (Original),
e.	Mortgage (Copy),
f.	Servicing Disclosure Statement (Copy),
g.	Purchase Agreement (Copy)

h.	Certificate of Purchase of Owner Beneficiary Rights (Copy), and
2.	Title Insurance Policy with applicable Endorsements (Original); and
3.	Undated and unrecorded Assignment of Timeshare Loans (Original).

The Custodian Deliverables will be delivered to and held by Custodian in accordance with the terms and conditions of the Custodial Agreement.  After completion of the underwriting review of the Custodian Deliverables, the Credit Report will be removed from such Custodian Deliverables loan file and shredded by Lender, or if requested by Borrower, returned to the Borrower, at the Borrower’s cost and expense.

23. Receivables Loan Fee. Borrower agrees to pay to Agent a Receivables Loan fee equal to $200,000.00 (the “Second Amendment to Second ARRLA Receivables Loan Fee”) which is due and payable on or before the date of this Amendment. The Second Amendment to Second ARRLA Receivables Loan Fee is fully earned by Agent and shall not be refundable in whole or in part, notwithstanding that the full Maximum Receivables Loan Amount is not advanced. Agent is irrevocably authorized to advance the sums necessary to pay such Second Amendment to Second ARRLA Receivables Loan Fee to itself from the proceeds of any Advance under the Receivables Loan or as an Advance under the Receivables Loan without any further Request for Receivables Loan Advance from Borrower. Agent may apply any excess deposits or fees paid to Agent prior to the date of this Amendment to the Second Amendment to Second ARRLA Receivables Loan Fee.

24. Limited Recourse. Notwithstanding anything to the contrary set forth in the Loan Agreement or the other Loan Documents, including, without limitation, Sections 6.2,  25.2 and 25.3 of the Loan Agreement, Agent and Lenders acknowledge and agree that the recourse of Borrower for any and all Obligations shall be limited to Five Million Dollars ($5,000,000.00) (the “Limited Recourse Carve-Out Amount”), as further described in and subject to the terms and conditions set forth below in this Section 24. Agent and Lenders further agree that upon expiration of the Receivables Loan Advance Period, the Limited Recourse Carve-Out Amount shall be further decreased by any cash or Qualified Timeshare Loans (at an 85% advance rate) which is contributed or pledged by Borrower to Agent or Lender to remedy any borrowing base formula shortfall that may occur after the expiration of the Receivables Loan Advance Period.

Subject to the qualifications below, Agent and Lenders shall not seek to enforce any personal liability against Borrower (or any officer, director, representative or employee of Borrower) for or in connection with the Borrower’s Obligations by any action or proceeding wherein a money judgment of more than the Limited Recourse Carve-Out Amount of outstanding Obligations shall be sought and entered against Borrower. Borrower, Agent and Lenders agree that any judgment in any such action or proceeding in excess of the Limited Recourse Carve-Out Amount shall be enforceable solely against Borrower and only to the extent of Borrower’s interest in the Collateral securing the Receivables Loan, and Agent and Lenders shall not sue for, seek or demand any deficiency judgment against Borrower, its officers, directors, representatives or employees in any such or other action or proceeding under or by reason of or under or in connection with the Loan Agreement or the other Loan Documents. Notwithstanding the foregoing, Agent and any Lender may, at its sole discretion, bring an action for specific performance or any other appropriate action or proceeding against Borrower to enable Agent or Lenders to enforce and realize upon its interests and rights in and to the Collateral securing the Receivables Loan. The provisions of this Section 24 shall not, however, (a) constitute a waiver, release or impairment of any Obligation evidenced or secured by any Loan Document; (b) affect the validity or enforceability of the Loan Agreement or any of the rights and remedies of Agent and Lenders thereunder; (c) constitute a prohibition against Agent or Lenders to commence any other appropriate action or proceeding in order for Agent or Lenders to fully realize the security granted by the Collateral; or (d) constitute a waiver of the rights of Agent or Lenders to enforce the Obligations of Borrower, by money judgment or otherwise, to the extent of any actual, out-of-pocket loss, damage, cost, expense, liability, claim or other obligation incurred by Agent or Lenders (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with any of the following:

(i)	any willful or intentional misrepresentation or gross negligence by Borrower in connection with the Receivables Loan;
(ii)	any acts of fraud, misappropriation of funds or theft by Borrower;
(iii)

any unauthorized, consensual and intentional transfer, assignment, sale or encumbrance of any Collateral under the Receivables Loan caused by the acts or omissions of Borrower, other than as permitted under the Loan Agreement or the other Loan Documents;

(iv)	any material damage, destruction or waste to any Collateral or the Projects caused by the acts or omissions of Borrower, its Lenders or employees;
(v)	the removal or disposal by, or at the direction of Borrower, of any portion of the Collateral, other than as permitted under the Loan Agreement or the other Loan Documents;
(vi)	any failure by Borrower to pay taxes, assessments, or other charges affecting the Projects or any Collateral as may be required by Borrower pursuant to the Loan Agreement;
(vii)	any failure by Borrower to maintain insurance as required by Borrower pursuant to the Loan Agreement; and/or
(viii)

the misapplication or conversion by Borrower of (A) any insurance proceeds received by Borrower which are paid by reason of any loss, damage or destruction to the Collateral, or (B) any awards or other amounts received by Borrower in connection with the condemnation of all or a portion of the Projects in violation of the Loan Agreement, in each of the foregoing clauses (A) and (B) only to the extent of proceeds received or misapplied by Borrower.

Notwithstanding anything to the contrary in this Amendment or any of the Loan Agreement, (A) Agent and Lenders shall not be deemed to have waived any right which Agent or any Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the

Bankruptcy Code to file a claim in excess of the Limited Recourse Carve-Out Amount or to require that all Collateral shall continue to secure all of the Obligations in accordance with the Loan Agreement, and (B) Agent’s and Lenders’ agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Obligations shall be fully recourse to Borrower in the event that one or more of the following occurs:

(i) Borrower files a voluntary petition under any Debtor Relief Law or consents to any such filing, or commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of Borrower or of the whole or any substantial part of the Collateral or the Projects or the whole or any substantial part of Borrower’s assets;

(ii) an officer, director, representative or Person which controls, directly or indirectly, Borrower, files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person;

(iii) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against Borrower, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person;

(iv) in any case or proceeding under the Bankruptcy Code or in any other judicial proceeding, Borrower makes application to a court to (A) declare that all or any portion of the lien of Agent or Lenders or the Obligations of Borrower to pay principal and interest as specified in the Loan Agreement be rescinded, set aside, or determined to be void or unenforceable, or (B) modify any of the terms of any of the Loan Agreement without Agent’s and Lenders’ consent;

(v) the voluntary dissolution or liquidation of the Borrower; and/or
(vi) Borrower or any of its Affiliates asserts any claim, defense or offset against Agent or Lenders that Borrower has waived or agreed not to assert.

25. Costs and Expenses. Borrower agrees to pay all reasonable costs and expenses, including travel and related reasonable expenses of Agent and Lenders in connection with due diligence review, annual audits and site inspections, reasonable attorneys’ fees incurred by Agent and Lenders, and closing, recording fees, taxes and costs, in connection with the review, preparation, negotiation, documentation and consummation of the transactions contemplated under this Amendment.

26. Brokers; Payment of Commissions.  Borrower represents and warrants to Agent and Lenders that no consultant, advisor, broker, agent, finder or intermediary has acted on its behalf in connection with the negotiation of this Amendment or the consummation of the transactions contemplated by this Amendment. Borrower agrees to pay the compensation, if any, due to any Person claiming any commission or finder’s fee or other compensation as a result of any actions by such Person for or on behalf of Borrower. Agent represents and warrants to Borrower, and Borrower acknowledges and agrees, that Wellington Financial is the only party that has acted as a consultant, advisor, broker, agent, finder or intermediary solely on Agent’s behalf in connection with the transactions contemplated hereunder. Agent agrees that it shall pay Wellington Financial such fees or other compensation in connection with the transactions contemplated by this Amendment, as may be due to Wellington Financial and agrees to hold Borrower harmless from any claims, losses or expenses resulting therefrom.

27. Further Agreements and Representations. Borrower hereby:

27.1 ratifies, confirms and acknowledges that the Loan Agreement and all other Loan Documents, in each case as amended by this Amendment, to which Borrower is a party continue to be valid, binding and in full force and effect as to Borrower as of the date of this Amendment, and enforceable as to Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether construed in a proceeding in equity or at law);

27.2 covenants and agrees to perform all of its obligations under the Loan Agreement and all other Loan Documents, in each case as amended by this Amendment;

27.3 acknowledges and agrees that as of the date hereof, it does not have any defense, set-off, counterclaim or challenge against the payment of any sums owing to Agent or Lenders or the enforcement of any of the terms of the Loan Agreement or any of the other Loan Documents, in each case as amended by this Amendment;

27.4 ratifies, confirms and continues all liens, security interests, pledges, rights and remedies granted to Agent, for the benefit of Lenders, by Borrower in the Loan Documents as amended by this Amendment;

27.5 represents and warrants that all representations and warranties of Borrower as contained in the Loan Agreement and the other Loan Documents are true, correct and complete as of the date of this Amendment (except to the extent such representations and warranties specifically relate to an earlier date in which case Borrower hereby reaffirms such representations and warranties as of such earlier date);

27.6 except as provided in Schedule 27.6 appended hereto, represents and warrants that all schedules and exhibits attached to and made part of the Loan Agreement, as amended hereby, and the other Loan Documents are true, correct and complete as of the date of this Amendment; and

27.7 represents and warrants that no condition or event exists after taking into account the terms of this Amendment which would constitute an Incipient Default or an Event of Default.

28. Other References.  All references in the Loan Agreement and all the Loan Documents to the term “Loan Documents” shall mean the Loan Documents as defined therein, this Amendment and any and all other documents executed and delivered by Borrower pursuant to and in connection herewith.

29. No Novation. Nothing contained herein and no actions taken pursuant to the terms hereof are intended to constitute a novation of any of the Loan Documents and, subject to Section 24 of this Amendment, shall not constitute a release, termination or waiver of any of the liens, security interests, rights or remedies granted to Agent, for the benefit of Lenders, in the Loan Agreement or the other Loan Documents.

30. No Waiver. Nothing contained herein constitutes an agreement or obligation by Agent or any Lender to grant any further amendments to any of the other Loan Documents. Subject to Section 24 of this Amendment, nothing contained herein constitutes a waiver or release by Agent or any Lender of any rights or remedies available to Agent or such Lender under the Loan Documents, at law or in equity.

31. Inconsistencies. To the extent of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the other Loan Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement and any other Loan Documents not inconsistent herewith shall remain in full force and effect.

32. Binding Effect. This Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

33. Governing Law. THIS AMENDMENT, THE LOAN DOCUMENTS AND ALL TRANSACTIONS CONTEMPLATED HEREUNDER, AND ALL THE RIGHTS OF THE PARTIES SHALL BE GOVERNED AS TO THE VALIDITY, INTERPRETATION, CONSTRUCTION, ENFORCEMENT AND IN ALL OTHER RESPECTS BY THE LAW OF THE STATE OF CONNECTICUT, THE PRIMARY PLACE OF BUSINESS OF AGENT, WITHOUT REGARD TO ITS RULES AND PRINCIPLES REGARDING CONFLICTS OF LAWS OR ANY RULE OR CANON OF CONSTRUCTION WHICH INTERPRETS AGREEMENTS AGAINST THE DRAFTSMAN.

34. Waiver of Right to Trial by Jury. BORROWER, AGENT AND LENDERS WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER OR UNDER ANY OF THE DOCUMENTS COLLATERAL HERETO, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BORROWER, AGENT OR ANY LENDER WITH RESPECT HERETO OR TO ANY OF THE DOCUMENTS COLLATERAL HERETO, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. BORROWER, AGENT AND LENDERS AGREE AND

CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AMENDMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE OTHER PARTIES’ TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. BORROWER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERM OF THIS SECTION.

The waiver and stipulations of the Borrower, Agent and Lenders in this Section shall survive the final payment or performance of all of the Obligations.

35. Counterparts; Facsimile Signatures. This Amendment may be signed in any number of counterparts, each of which when so executed shall be an original, with the same effect as if the signature thereto and hereto were on the same instrument. This Amendment shall become effective upon Agent’s receipt of one or more counterparts hereof signed by Borrower, Agent and Lenders. Any signature on this Amendment delivered by Borrower, Agent and Lenders by facsimile or other electronic transmission shall be deemed to be an original signature thereto.

36. Time of the Essence. Time is of the essence in the performance by Borrower of all its obligations hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the day and year first above written.

BORROWER:

BLUEGREEN VACATIONS CORPORATION,

a Florida corporation

By: /s/ Raymond S. Lopez

Raymond S. Lopez, EVP, COO,

CFO and Treasurer

AGENT:

LIBERTY BANK

By: /s/ Jason M. Gordon

Jason M. Gordon, Vice President

LENDER:

LIBERTY BANK

By: /s/ Jason M. Gordon

Jason M. Gordon, Vice President

Commitment Amount: $40,000,000.00

SCHEDULE 27.6

SCHEDULE 1

PRIMARY PROJECTS

Resort	Location
1.Grande Villas at World Golf Village Condominium	St. Augustine, Florida
2.Resort at World Golf Village	St. Augustine, Florida
3.BG Fountains Condominium	Orlando, Florida
4.BG Daytona SeaBreeze Condominium	Daytona Beach Shores, Florida
5.BG Patrick Henry Square Vacation Ownership Program	Williamsburg, Virginia
6.BG Pirate’s Lodge Condominium	Wisconsin Dells, Wisconsin
7.Bluegreen Odyssey Dells Condominium	Wisconsin Dells, Wisconsin
8.Christmas Mountains – Villas	Wisconsin Dells, Wisconsin
9.Christmas Mountain – Timbers	Wisconsin Dells, Wisconsin
10.BG Club 36	Las Vegas, Nevada
11.Carolina Grande	Myrtle Beach, South Carolina
12.Harbour Lights	Myrtle Beach, South Carolina
13.Bluegreen Wilderness Traveler at Shenandoah *	Gordonsville, Virginia
14.The Falls Village Resort, a Condominium	Branson, Missouri
15.MountainLoft Resort, a Condominium	Gatlinburg, Tennessee
16.MountainLoft Resort II, a Condominium	Gatlinburg, Tennessee
17. Lake Eve Resort▲	Orlando, Florida
18. Blue Ridge Village	Banner Elk, North Carolina
19. Laurel Crest Resort, a Condominium	Pigeon Forge, Tennessee
20. Éilan Hotel & Spa, a Condominium	San Antonio, Texas
21. Shore Crest Vacation Villas Horizontal Property	North Myrtle Beach, South Carolina
22 Shore Crest Vacation Villas II Horizontal Property	North Myrtle Beach, South Carolina
23 BG SeaGlass Tower Horizontal Property Regime	Myrtle Beach, South Carolina

* Will include recreational vehicle (RV) and campsite project locations up to 1% of Lender Portfolio Timeshare Loans.
▲ FBS Projects

SCHEDULE 2

NON-PRIMARY PROJECTS

Resort		Location
1.	Orlando’s Sunshine Resort, a Condominium	Orlando, Florida
2.	Solara Surfside Condominium	Surfside, Florida
3.	Hammocks at Marathon Condominium	Marathon, Florida
4.	Mountain Run at Boyne	Boyne Falls, Michigan
5.	The Suites at Hershey Condominium	Hershey, Pennsylvania
6.	Casa Del Mar Beach Resort, a Condominium	Ormond Beach, Florida
7.	Lodge Alley Inn Horizontal Property Regime	Charleston, South Carolina
8.	Fantasy Island Resort II, a Condominium	Daytona Beach Shores, Florida
9.	Ocean Towers Beach Club, a Condominium	Panama City Beach, Florida
10.	Outrigger Beach Club, a Condominium	Ormond Beach, Florida
11.	Resort Sixty-Six, a Timeshare Resort	Holmes Beach, Florida
12.	Via Roma Beach Resort, a Condominium	Bradenton Beach, Florida
13.	Paradise Isle Resort Condominium	Gulf Shores, Alabama
14.	Shoreline Towers Condominium	Gulf Shores, Alabama
15.	Dolphin Beach Club, a Condominium	Daytona Beach Shores, Florida
16.	Landmark Holiday Beach Resort, a Condominium	Panama City Beach, Florida
17.	Lake Condominiums at Big Sky Resort	Big Sky, Montana
18.	Foxrun Townhouses	Lake Lure, North Carolina
19.	Orlando’s Sunshine Resort II, a Condominium	Orlando, Florida
20.	Club La Pension	New Orleans, Louisiana
21.	The Soundings Seaside Resort▲	Dennis Port, Massachusetts
22.	Cibola Vista Resort and Spa▲	Peoria, Arizona
23.	Studio Homes at Ellis Square▲	Savannah, Georgia
24.	South Mountain Resort▲	Lincoln, New Hampshire
25.	Parkside Williamsburg Resort▲	Williamsburg, Virginia
26.	Manhattan Club▲+	New York, New York
27.	Breckenridge at TradeWinds▲	St. Pete Beach, Florida
28.	The Innsbruck▲	Aspen, Colorado
29.	Atlantic Palace	Atlantic City, New Jersey
30.	Horizon at 77 ▲	Myrtle Beach, South Carolina
31.	The Hotel Blake▲	Chicago, Illinois
32.	Trillium▲	Cashiers, North Carolina
33.	The Club at Big Bear Village	Big Bear Lake, California
34.	King 583▲	Charleston, South Carolina
35.	Shenandoah Crossing Farm & Country Club	Gordonville, Virginia

▲ FBS Projects

+The Manager for The Manhattan Club Timeshare Project is New York Urban Ownership Management, LLC.